SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]   Preliminary Proxy Statement        [_]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                MIM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

[X]   No fee required.

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3)  Per unit price or other underlying value of transaction computed pursuant
     to Exchange Act Rule   0-11 (set forth amount on which the filing fee is
     calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)  Total fee paid:

--------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

- ------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
--------------------------------------------------------------------------------

(1)  Amount previously paid:

--------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

--------------------------------------------------------------------------------

(4)  Date Filed:

--------------------------------------------------------------------------------

                                 MIM CORPORATION
                               100 Clearbrook Road
                            Elmsford, New York 10523
                                 (914) 460-1600
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be Held on July 13, 2000
                           ---------------------------

To Our Stockholders:

         The 2000 Annual Meeting of Stockholders of MIM Corporation will be held at 10:00 a.m., local time, on July 13, 2000 at the Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611, for the following purposes:

          1. To elect six (6) Directors to the Board of Directors (the "Board"), each to hold office for a term of one (1) year or until their respective successors shall have been duly elected and qualified.

          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


         The Board of Directors has fixed the close of business on Thursday, May 18, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

                                          By order of the Board of Directors,

                                          /s/ Barry A. Posner
Elmsford, New York                        Barry A. Posner
June 2, 2000                               Vice President, Secretary and General
                                          Counsel

                                 MIM CORPORATION
                               100 Clearbrook Road
                            Elmsford, New York 10523
                                 (914) 460-1600
                              ---------------------

                                 PROXY STATEMENT
                              ---------------------

         This proxy statement (this "Proxy Statement"), which is being sent to stockholders on or about June 2, 2000, is furnished in connection with the solicitation of proxies by the Board of Directors of MIM Corporation (the "Company"), a Delaware corporation, for use at the 2000 Annual Meeting of Stockholders (the "Meeting") to be held on July 13, 2000 at 10:00 a.m., local time, at the Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut 06611, and at any adjournments or postponements thereof.

Proposals; Record Date

         At the Meeting, the Company's stockholders will be asked:

          1. To elect six (6) Directors to the Board of Directors (the "Board"), each to hold office for a term of one (1) year or until their respective successors shall have been duly elected and qualified.

          2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         At the close of business on May 18, 2000 the record date (the "Record Date") set by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at the Meeting, there were issued and outstanding an aggregate of 18,931,706 shares of Common Stock, which constitute the only outstanding securities of the Company entitled to vote. On the Record Date, the outstanding shares of Common Stock were held by approximately 109 holders of record in addition to approximately 3,412 stockholders whose shares were held in nominee name.

Voting

         Each holder of Common Stock on the Record Date is entitled to cast one vote per share at the Meeting on each matter properly brought before the Meeting, exercisable in person or by properly executed proxy. The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, in person or by properly executed proxy, is necessary to constitute a quorum. A quorum is necessary for any action to be taken at the Meeting.

         With respect to Proposal 1 (the election of six directors), the six nominees receiving the highest number of votes duly cast at the Meeting will be elected. If a proxy is marked "withhold authority" or "abstain" on any such matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter.

Proxies

Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your attendance at the Meeting alone will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted (1) FOR the election of the six nominees for director, as described in greater detail in Proposal 1 below and;
(2) to the
extent permitted by applicable rules of the Securities and Exchange Commission (the "Commission"), in accordance with the judgment of the persons voting the proxies upon such other matters as may properly come before the Meeting and any adjournments or postponements thereof.

Other Business; Adjournments

The Board is not currently aware of any business to be acted upon at the Meeting other than as described in this Proxy Statement. If other matters are properly brought before the Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will, to the extent permitted by applicable rules of the Commission, have discretion to vote or act thereon according to their judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.


                                   PROPOSAL 1.

                              ELECTION OF DIRECTORS

         The By-Laws of the Company provide that the number of directors shall be such number, currently six, as shall be designated from time to time by resolution of the Board of Directors. Each director shall hold office until his successor is elected at the next annual meeting and duly qualified or until his earlier death, resignation or removal. The Board of Directors has nominated and recommends the election of Richard H. Friedman, Scott R. Yablon, Dr. Louis A. Luzzi, Richard A. Cirillo, Dr. Louis DiFazio and Michael Kooper, all of whom currently serve as directors of the Company.

         Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve, if such event should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than six directors.

         The following table sets forth, as of June 1, 2000 certain information with respect to each nominee for director, including biographical data for at least the last five years.

Name                         Age     Position
----                         ---     --------
Richard H. Friedman          49      Chairman of the Board and Chief Executive Officer

Scott R. Yablon              48      President, Chief Operating Officer and Director

Louis A. Luzzi, Ph.D.        67      Director

Richard A. Cirillo           49      Director

Louis DiFazio, Ph.D.         62      Director

Michael Kooper               64      Director


         Richard H. Friedman is currently the Chairman and Chief Executive Officer of the Company. He joined the Company in April 1996 and was elected a director of the Company and appointed Chief Financial Officer and Chief Operating Officer in May 1996. Mr. Friedman also served as the Company's Treasurer from April 1996 until February 1998. Prior to joining the Company, Mr. Friedman served in numerous capacities, including Chief Financial Officer, of Zenith Laboratories Inc. ("Zenith"), which was acquired by IVAX Corporation, an international healthcare company and major multi-source general pharmaceutical manufacturer and marketer.

         Scott R. Yablon joined the Company in May 1998 and was appointed President, Chief Financial Officer, Chief Operating Officer and Treasurer. He relinquished the positions of Chief Financial Officer and Treasurer on March 22, 1999, upon the promotion of Mr. Edward J. Sitar to those positions at that time. Mr. Yablon has served as a director of the Company since July 1996. Prior to joining the Company, he held the position of Vice President - Finance and Administration at Forbes, Inc.

         Louis A. Luzzi, Ph.D. has served as a director of the Company since July 1996. Dr. Luzzi is the Dean of Pharmacy and Provost for Health Science Affairs of the University of Rhode Island College of Pharmacy. He has been a Professor of Pharmacy at the University of Rhode Island since 1981.

         Richard A. Cirillo has served as a director of the Company since April 1998. Since June 21, 1999, Mr. Cirillo has been a partner of the law firm of King & Spalding. From 1975 until June, 1999, Mr. Cirillo was a member of the law firm Rogers and Wells LLP, with which he had been associated since 1975. Until Mr. Cirillo's departure, Rogers and Wells LLP had served as outside general counsel to the Company.

         Louis DiFazio, Ph.D., has served as a director of the Company since May 1998. From 1990 through March 1997, Dr. DiFazio served as President of Technical Operations for the Pharmaceutical Group of Bristol-Myers Squibb and from March 1997 until his retirement in June 1998 served as Group Senior Vice President. Dr. DiFazio also serves as a member of the Board of Trustees of Rutgers University and the University of Rhode Island. Dr. DiFazio received his B.S. in Pharmacy at Rutgers University and his Ph.D. in Pharmaceutical Chemistry from the University of Rhode Island.

         Martin ("Michael") Kooper has served as a Director of the Company since April 1998. Mr. Kooper has served as the President of Kooper Group since December 1997, a successor to Michael Kooper Enterprises, an insurance and risk management consultant firm. From 1980 through December 1997, Mr. Kooper served as President of Michael Kooper Enterprises.


Information Concerning Meetings and Certain Committees

         The Company has standing Audit, Nominating and Compensation Committees of the Board of Directors. The Audit Committee, currently comprised of Messrs. Yablon and Cirillo and Dr. DiFazio, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal accounting controls and performs such other functions as directed by the Board of Directors. The Compensation Committee, currently comprised of Mr. Cirillo and Drs. DiFazio and Louis A. Luzzi, administers the Company's Amended and Restated 1996 Stock Incentive Plan and the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"), makes recommendations to the Board of Directors concerning executive compensation matters and performs such other duties as from time to time are designated by the Board of Directors. The Nominating Committee, currently comprised of Messrs. Friedman and Yablon and Dr. Luzzi, makes recommendations from time to time, on the selection of nominees for directors. During 1999, the Board of Directors held four meetings, and the Audit Committee held two meetings. Each director attended all of the meetings of the Board of Directors and all applicable committee meetings during the period that such director served as a director in 1999, with the exception of Mr. Kooper, who attended all but one meeting of the Board of Directors.


Compensation of Directors

     Directors who are not officers or employees of the Company ("Outside Directors") receive fees of $1,500 per month and $500 per meeting of the Board and any committee thereof and are reimbursed for expenses incurred in connection with attending such meetings. In addition, upon being elected to the Board, each Outside Director receives options to purchase 20,000 shares of the Common Stock under the Directors Plan. Directors who are also officers of the Company are not paid any director fees or granted any options under the Directors Plan.

         The Directors Plan provides for the automatic grant of non-qualified stock options to purchase 20,000 shares of Common Stock to Outside Directors joining the Company. The exercise price of such options is equal to the fair market value of Common Stock on the date of grant. Options granted under the Directors Plan vest over three years, in three equal annual installments following the yearly anniversary dates from the grant date. The Company has reserved 300,000 shares of Common Stock for issuance under the Directors Plan. Through May 18, 2000, options to purchase 20,000 shares have been granted under the Directors Plan to each of Dr. Luzzi and Mr. Yablon at an exercise price of $13 per share, options to purchase 20,000 shares have been granted to Mr. Cirillo at an exercise price of $4.35 per share and options to purchase 20,000 shares have been granted to each of Mr. Kooper and Dr. DiFazio at an exercise price of $4.6875 per share.



Vote Required and Recommendation of the Board of Directors

         The six nominees receiving the highest number of votes duly cast at the Meeting will be elected.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                    "FOR" EACH OF THE ABOVE-NAMED NOMINEES.



                                  OTHER MATTERS

         The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in this Proxy statement and the attached Notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such other matters, to the extent permitted by applicable rules of the Commission, in accordance with the judgment of the persons voting such proxies.



                             ADDITIONAL INFORMATION

Executive Officers

The following table sets forth, as of June 1, 2000, certain information with respect to each executive officer of the Company who is not also a director of the Company. See proposal 1 for above information regarding those executive officers who are also directors.



    Name                   Age                           Position
    ----                   ---                           --------

Barry A. Posner            36           Vice  President,  Secretary  and General
                                        Counsel. Mr. Posner joined the Company in March 1997 as General Counsel and was appointed as the Company's Secretary at that time. On April 16, 1998, Mr. Posner was appointed Vice President of the Company. From September 1990 Through
                                        March 1997, Mr. Posner was associated with the Stamford, Connecticut law firm of Finn Dixon & Herling LLP, where he practiced Corporate law, specializing in the areas of mergers and acquisitions and securities law, and commercial real estate law.


Edward J. Sitar             40          Chief  Financial  Officer and Treasurer.
                                        Mr.  Sitar  joined the Company in August
                                        1998 as Vice  President  of Finance.  On
                                        March 22, 1999,  Mr. Sitar was appointed
                                        Chief  Financial  Officer and Treasurer,
                                        Relinquishing   the   position  of  Vice
                                        President of Finance. From May

                                        1996 to August  1998,  Mr. Sitar was the
                                        Vice  President  of  Finance  for  Vital
                                        Signs,    Inc.,   a   publicly    traded
                                        manufacturer and distributor of single use medical products. From June 1993 to April 1996, Mr. Sitar was the Controller of Zenith.


Recie Bomar                52           President  of Sales and  Marketing.  Mr.
                                        Bomar  joined the  Company in March 1999
                                        as Vice President of Sales and Marketing
                                        of  the  Company's   principal  pharmacy
                                        benefit management operating subsidiary,
                                        MIM Health Plans, Inc. From 1997 through
                                        1999, Mr. Bomar was a Vice President for
                                        PharmaCare,    a   subsidiary   of   CVS
                                        Corporation.  Mr.  Bomar was a  National
                                        Director  of  Sales  &  Services  for RX
                                        Connections from 1996 to 1997. Prior to that, Mr. Bomar held several positions with Revco Managed Care, a division of Revco D.S., Inc., a national retail pharmacy chain.

James J. Jones             48           President of  MIMRx.com,  the  Company's
                                        principal      e-commerce      operating
                                        subsidiary. Mr. Jones joined the Company
                                        in his  current  capacity in March 2000.
                                        From 1998 to  January  2000,  Mr.  Jones
                                        served  as Vice  President  of  Business
                                        Development  and Sales for CVS.com,  the
                                        on-line   pharmacy   division   of   CVS
                                        Corporation. Prior to CVS.com, from 1997 to 1998, Mr. Jones was one of the founding executives of Soma.com, which was acquired by CVS Corporation in 1997.
                                        From 1972 through 1996, Mr. Jones served in various capacities with the United
                                        States Navy and retired with the rank of Naval Commander in 1996.

    Executive officers are appointed by, and serve at the pleasure of, the Board of Directors, subject to the terms of their respective employment agreements with the Company, which among other things, provide for each of them to serve in the executive positions listed above. See "Employment Agreements" below.


Common Stock Ownership by Certain Beneficial Owners and Management

    Except as otherwise set forth below, the following table lists, to the Company's knowledge, as of June 1, 2000, the beneficial ownership of the Company's Common Stock by (1) each person or entity known to the Company to own beneficially five percent (5%) or more of the Company's Common Stock; (2) each of the Company's directors; (3) each of the Named Executive Officers of the Company; and (4) all directors and executive officers of the Company as a group. Such information is based upon information provided to the Company by such persons.


                 Name and/or Address                         Number of Shares          Percent of
                 of Beneficial Owner                    Beneficially Owned(1)(2)         Class

Richard H. Friedman                                         1,500,000        (3)          7.9%
     100 Clearbrook Road
     Elmsford, NY  10523

Scott R. Yablon                                             1,220,000        (4)          6.1%
     100 Clearbrook Road
     Elmsford, NY  10523

Barry A. Posner                                              161,601         (5)            *
     100 Clearbrook Road
     Elmsford, NY  10523

Edward J. Sitar                                               48,334         (6)            *
     100 Clearbrook Road
     Elmsford, NY  10523

Recie Bomar                                                   50,000         (7)            *
     100 Clearbrook Road
     Elmsford, NY  10523

Richard A. Cirillo                                            13,334         (8)            *
     c/o King & Spalding
     1185 Avenue of the Americas
     New York, NY  10036

E. David Corvese                                              1,762,106                   9.3%
     25 North Road
     Peace Dale, RI  02883

Louis DiFazio, Ph.D.                                          15,834         (9)           *
     Route 206
     Princeton, NJ  08542

Michael R. Erlenbach                                        1,135,699        (10)         6.0%
     6438 Huntington
     Solon, OH  44139

Michael Kooper                                               13,334          (11)           *
     770 Lexington Avenue
     New York, NY  10021

Louis A. Luzzi, Ph.D.                                        21,800          (12)           *
     University of Rhode Island
     College of Pharmacy
     Forgerty Hall
     Kingston, RI  02881

All directors and executive officers as a group             3,044,237        (13)         14.9%
     (10 persons)

---------------------
*        Less than 1%.

(1) The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

(2) Shares deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days after May 18, 2000, upon the exercise of an option and shares with restrictions on transfer and encumbrance, with respect to which the owner has voting power, are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3) Excludes 250,000 shares subject to the unvested portion of options held by Mr. Friedman.

(4) Includes 1,020,000 shares issuable upon exercise of the vested portion of options and 200,000 shares of Common Stock subject to restrictions on transfer and encumbrance through December 31, 2006, with respect to which Mr. Yablon possesses voting rights. See "Long Term Incentive Plan - Awards in Last Fiscal Year" in this Proxy Statement for a description of terms and conditions relating to these restricted shares.

(5) Includes (i) 83,334 shares issuable upon exercise of the vested portion of options, (ii) 16,667 shares issuable upon the exercise of options scheduled to vest on July 6, 2000 and (iii) 60,000 shares of Common Stock subject to restrictions on transfer and encumbrance through December 31, 2006, with respect to which Mr. Posner possesses voting rights. See "Long Term Incentive Plan - Awards in Last Fiscal Year" in this Proxy Statement for a description of terms and conditions relating to these restricted shares. Excludes 99,999 shares subject to the unvested portion of options held by Mr. Posner.

(6) Includes 33,334 shares issuable upon exercise of the vested portion of options and 15,000 shares of Common Stock subject to restrictions on transfer and encumbrance through December 31, 2006, with respect to which Mr. Sitar possesses voting rights. See "Long Term Incentive Plan - Awards in Last Fiscal Year" in this Proxy Statement for a description of terms and conditions relating to these restricted shares. Excludes 66,666 shares subject to the unvested portion of options held by Mr. Sitar.

(7) Includes 25,000 shares issuable upon exercise of the vested portion of options and 25,000 shares of Common Stock subject to restrictions on transfer and encumbrance through December 31, 2006, with respect to which Mr. Bomar possesses voting rights. See "Long Term Incentive Plan - Awards in Last Fiscal Year" in this Proxy Statement for a description of terms and conditions relating to these restricted shares. Excludes 50,000 shares subject to the unvested portion of options held by Mr. Bomar.

(8) Consists of 13,334 shares issuable upon exercise of the vested portion of options. Excludes 6,666 shares subject to the unvested portion of options.

(9) Consists of 13,334 shares issuable upon exercise of the vested portion of options and 2,500 shares owned directly by Dr. DiFazio. Excludes 6,666 shares subject to the unvested portion of options.

(10) The Michael R. Erlenbach Flint Trust holds 810,730 shares of Common Stock. Mr. Erlenbach and John M. Slivka, as trustee, share voting and dispositive power with respect to these shares. In addition, Mr. Erlenbach beneficially owns an additional 324,969 shares of Common Stock.

(11) Consists of 13,334 shares issuable upon exercise of the vested portion of options. Excludes 6,666 shares subject to the unvested portion of options.

(12) Includes 20,000 shares issuable upon the exercise of the vested portion of options. Dr. Luzzi and his wife share voting and investment power over 1,800 shares of Common Stock.

(13) Includes 1,238,337 shares issuable upon exercise of the vested portion of options and 300,000 shares of Common Stock subject to restrictions on transfer and encumbrance. See footnotes 2 through 12 above.

Executive Compensation

    The following table sets forth certain information concerning the annual, long-term and other compensation of the Chief Executive Officers and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries during each of the years ended December 31, 1999, 1998 and 1997, respectively:



                                                    Summary Compensation Table


                                                                                              Long-term
                                                               Annual Compensation           Compensation
                                         --------------------------------------------------------------------
                                                                                               Securities
                                                                            Other Annual       Underlying           All Other
  Name and Principal Position        Year        Salary (1)   Bonus(2)    Compensation (3)      Options           Compensation
------------------------------------------------------------------------------------------------------------------------------------
Richard H. Friedman                1999         $425,097             -        $36,930          250,000             $5,710 (4) (5)
Chief Executive Officer            1998         $333,462      $212,500        $33,134                - (6)         $5,217 (4)
                                   1997         $275,000             -        $12,000                -             $4,710 (4)

Scott R. Yablon (7)                1999         $354,828             -        $28,494                -             $4,710 (4)
President & Chief Operating        1998         $207,500      $162,500         $6,678        1,000,000 (8)         $4,605 (4)
   Officer                         1997                -             -              -                -                  -

Barry A. Posner                    1999         $223,128             -        $13,619                -             $4,710 (4)
Vice President, General Counsel    1998         $191,346      $100,000        $10,828           50,000 (9)         $5,890 (4)
   & Secretary                     1997         $127,366             -         $4,166          150,000 (8)         $4,710 (4)

Edward J. Sitar (10)               1999         $176,867             -        $12,000                -            $30,217 (4) (11)
Chief Financial Officer            1998          $54,083       $15,000         $3,000          100,000 (8)              -
   & Treasurer                     1997                -             -              -                -                  -

Recie Bomar (12)                   1999         $150,198            $0         $5,000           75,000 (8)        $50,000 (11) (13)
President of Sales                 1998                -             -              -                -                  -
 and Marketing                     1997                -             -              -                -                  -




(1) The annualized base salaries of the Named Executive Officers for 1999 were as follows: Mr. Friedman ($425,000), Mr. Yablon ($375,000), Mr. Posner ($230,000), Mr. Sitar ($180,000) and Mr. Bomar ($180,000).

(2) Please refer to the Long-Term Incentive Plan - Awards in the Last Fiscal Year Table below for information on certain grants of Performance Units and Performance Shares made during 1999.

(3) Represents automobile allowances, and for Messrs. Friedman, Yablon and Posner reimbursement for club membership and related fees and expenses of $18,930, $10,494 and $1,619, respectively in 1999.

(4) Represents life insurance premiums paid by the Named Executive Officer and reimbursed by the Company.

(5) Represents tax return preparation expense paid by the Named Executive Officer and reimbursed by the Company.

(6) The annual report for fiscal 1998 reflected a grant of 800,000 options to Mr. Friedman. Such grant was subject to shareholder approval, which was not obtained at the 1999 Annual Meeting. As such, the grant of 800,000 options was cancelled.

(7) Mr. Yablon joined the Company as President and Chief Operating Officer in May 1998.

(8) Represents options to purchase shares of the Company Common Stock from the Company at market price on the date of grant.

(9) Represents options with respect to which the exercise price was repriced to $6.50 per share on July 6, 1998.

(10) Mr. Sitar joined the Company as Vice President - Finance in June 1998.

(11) Represents relocation reimbursement expense received by Messrs. Sitar and Bomar of $25,000 each.

(12) Mr. Bomar joined the Company as Director of Sales and Marketing in March 1999.

(13) Represents signing bonus received by Mr. Bomar for $25,000.


    The following table sets forth information concerning stock option grants made during fiscal 1999 to the Named Executive Officers. These grants are also reflected in the Summary Compensation Table. In accordance with the rules and regulations of the Commission, the hypothetical gains or "option spreads" for each option grant are shown assuming compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the Commission and are for illustrative purposes only; they are not intended to predict the future stock prices, which will depend upon market conditions and the Company's future performance, among other things.

                                  Option Grants in Last Fiscal Year



                                       Individual Grants                     Potential Realizable
                      ---------------------------------------------------       Gain Assuming
                         Number of    % of Total                            Annual Rates of Stock
                        Securities      Options                               Price Appreciation
                        Underlying    Granted to   Exercise                    for Option Term
                          Options     Employees in  Price    Expiration  ----------------------------
        Name              Granted        1999      ($/share)    Date          5%            10%
-----------------------------------------------------------------------------------------------------

Richard H. Friedman        42,194 (1)    6.75%       $ 2.37   10/8/09        $  46,051     $ 132,561
                          207,806 (1)   33.25%       $ 2.16   10/8/09        $ 270,439     $ 696,504

Recie Bomar                75,000 (1)   12.00%       $ 2.59    3/8/09        $ 122,342     $ 310,039



(1) Such options become exercisable on the first three anniversaries of the date of grant (10/11/99 for Mr. Friedman and 3/8/99 for Mr. Bomar).

    The following table sets forth for each Named Executive Officer the number of shares covered by both exercisable and unexercisable stock options held as of December 31, 1999. Also reported are the values for "in-the-money" options, which represent the difference between the respective exercise prices of such stock options and $2.4380, the per share closing price of the MIM Common Stock on December 31, 1999.


                 Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values


                                                         Number of Securities(1)          Value of Unexercised
                                                         Underlying Unexercised         In-the-Money Options at
                             Shares                     Options at Fiscal Year-End         Fiscal Year-End (2)
                          Acquired on      Value       ---------------------------------------------------------------
          Name             Exercise #   Realized ($)  Exercisable   Unexercisable     Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------
Richard H. Friedman           -             -                -          250,000              -       $60,514.27
Scott R. Yablon               -             -          770,000          250,000              -                -
Barry Posner                  -             -           66,667          133,333              -                -
Edward J. Sitar               -             -           33,334           66,666              -                -
Recie Bomar                   -             -                -           75,000              -                -



(1)  Indicated options are to purchase shares of Common Stock from the Company.

(2)  Except as indicated, none of the options were "in the money."

    The following table sets forth for each Named Executive Officer the number of performance units and restricted shares of Common Stock granted by the Company during the year ended December 31, 1999. In addition, for each award, the table also sets forth the related maturation period and future payments expected to be made under varying circumstances.

                        Long-Term Incentive Plan -- Awards in Last Fiscal Year

                                           Performance          Estimated Future Payments Under
                          Number of         or Period             Non-Stock Price-Based Plans
                        Shares, Units   Until Maturatio   ------------------------------------------
Name                      or Rights        or Payment        Threshold       Target       Maximum
-----------------------------------------------------------------------------------------------------
Richard Friedman            200,000 (1)     12/31/01         $ 2,000,000   $ 5,000,000   $ 8,000,000
Scott R. Yablon             150,000 (2)     12/31/01         $ 1,500,000   $ 3,750,000   $ 6,000,000
                            200,000 (3)     12/31/06           $ 512,500     $ 512,500     $ 512,500
Barry A. Posner              10,000 (4)     12/31/01           $ 100,000     $ 250,000     $ 400,000
                             60,000 (5)     12/31/06           $ 172,500     $ 172,500     $ 172,500
Edward J. Sitar               2,500 (4)     12/31/01            $ 25,000      $ 62,500     $ 100,000
                             15,000 (5)     12/31/06            $ 43,125      $ 43,125      $ 43,125
Recie Bomar                   5,000 (2)     12/31/01            $ 50,000     $ 125,000     $ 200,000
                             25,000 (3)     12/31/06            $ 64,027      $ 64,027      $ 64,027


(1) Represents performance units granted to the indicated individual on October 11, 1999. The performance units vest and become payable upon the achievement by the Company of certain specified levels of after-tax net income in fiscal 2001. Upon vesting, the performance units are payable in two equal installments after the earliest occurs (I) the individual's Date of Termination and (II) a Change of Control (each as defined in his Performance Units Agreement) as follows: (a) $10 per unit upon the Company's achievement of a threshold level of after-tax net income in fiscal 2001; (b) $25 per unit upon the Company's achievement of a target level of after-tax net

(2) income in fiscal 2001; and (c) $40 per unit upon the Company's achievement of a maximum level of after-tax net income in fiscal 2001.

(3) Represents performance units granted to the indicated individual on June 1, 1999. The performance units vest and become payable upon the achievement by the Company of certain specified levels of after-tax net income in fiscal 2001. Upon vesting, the performance units are payable in two equal installments after the earliest occurs (I) the individual's Date of Termination and (II) a Change of Control (each as defined in his Performance Units Agreement) as follows: (a) $10 per unit upon the Company's achievement of a threshold level of after-tax net income in fiscal 2001; (b) $25 per unit upon the Company's achievement of a target level of after-tax net income in fiscal 2001; and (c) $40 per unit upon the Company's achievement of a maximum level of after-tax net income in fiscal 2001.

(4) Represents restricted shares of Common Stock issued by the Company to the indicated individuals on June 1, 1999. The restricted shares are subject to restrictions on transfer and encumbrance through December 31, 2006 and are automatically forfeited to the Company upon termination of the grantee's employment with the Company prior to December 31, 2006. The restrictions to which the restricted shares are subject may lapse prior to December 31, 2006 in the event that the Company achieves certain specified levels of earnings per share in fiscal 2001 or 2002. The indicated individual possesses voting rights with respect to the restricted shares, but is not entitled to receive dividend or other distributions, if any, paid with respect to the restricted shares. The values shown in the table reflect the value of shares based on the last sale price of the Common Stock on the date of grant ($2.5625). The last sale price of the Common Stock on December 31, 1999 was $2.4375 per share.

(5) Represents performance units granted to the indicated individual on March 1, 1999. The performance units vest and become payable upon the achievement by the Company of certain specified levels of after-tax net income in fiscal 2001. Upon vesting, the performance units are payable in two equal installments after the earliest occurs (I) the individual's Date of Termination and (II) a Change of Control (each as defined in his Performance Units Agreement) as follows: (a) $10 per unit upon the Company's achievement of a threshold level of after-tax net income in fiscal 2001; (b) $25 per unit upon the Company's achievement of a target level of after-tax net income in fiscal 2001; and (c) $40 per unit upon the Company's achievement of a maximum level of after-tax net income in fiscal 2001.

(6) Represents restricted shares of Common Stock issued by the Company to the indicated individuals on March 1, 1999. The restricted shares are subject to restrictions on transfer and encumbrance through December 31, 2006 and are automatically forfeited to the Company upon termination of the grantee's employment with the Company prior to December 31, 2006. The restrictions to which the restricted shares are subject may lapse prior to December 31, 2006 in the event that the Company achieves certain specified levels of earnings per share in fiscal 2001 or 2002. The indicated individual possesses voting rights with respect to the restricted shares, but is not entitled to receive dividend or other distributions, if any, paid with respect to the restricted shares. The values shown in the table reflect the value of shares based on the last sale price of the Common
     Stock on the date of grant ($2.8750). The last sale price of the Common Stock on December 31, 1999 was $2.4375 per share.

Compensation of Directors

     Directors who are not officers of the Company ("Outside Directors") receive fees of $1,500 per month and $500 per in person meeting of the Company's Board and any committee thereof and are reimbursed for expenses incurred in connection with attending such meetings. In addition, each Outside Director joining the Company since the adoption of the Directors Plan receives options to purchase 20,000 shares of the Company Common Stock under that Plan. Directors who are also officers of the Company are not paid any director fees.

     The Directors Plan was adopted in July 1996 to attract and retain qualified individuals to serve as non-employee directors of the Company, to provide incentives and rewards to such directors and to associate more closely the interests of such directors with those of the Company's stockholders. The Directors Plan provides for the automatic grant of non-qualified stock options to purchase 20,000 shares of Common Stock to non-employee directors joining the Company since the adoption of the Directors Plan. The exercise price of such options is equal to the fair market value of Common Stock on the date of grant. Options granted under the Directors Plan generally vest over three years. A reserve of 300,000 shares of the Company Common Stock has been established for issuance under the Directors Plan, which includes the original 100,000 shares plus 200,000 that were approved at the Company's 1999 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company's Board administers the Company's stock incentive plans and makes recommendations to the Company's Board regarding executive officer compensation matters, including policies regarding the relationship of corporate performance and other factors to executive compensation. During 1999, the following persons served as members of the
Committee: Messrs. Cirillo, Luzzi and DiFazio, none of whom is or ever has been an officer or employee of the Company. Until June 1999, Mr. Cirillo was a partner with the law firm of Rogers & Wells, LLP, which served as the Company's outside counsel. Mr. Cirillo became a partner with the law firm of King & Spalding in June 1999 and King & Spalding began to serve as the Company's outside general counsel at that time.

Compensation Committee Report On Executive Compensation

     The Company believes that a strong link should exist between executive compensation and management's success in maximizing shareholder value. This belief was adhered to in 1999 by implementing both short-term and long-term incentive executive compensation programs in order to provide competitive compensation, strong incentives for the executives to stay with the Company and deliver superior financial results, and significant potential rewards if the Company achieves aggressive financial goals. The Compensation Committee's role and responsibilities involve the development and administration of executive compensation policies and programs that are consistent with, linked to, and supportive of the basic strategic objective of maximizing shareholder value, while taking into consideration the activities and responsibilities of management.

     Early in 1998, management of the Company dramatically changed with the departure of the Company's then Vice-Chairman and of the then Chairman and Chief Executive Officer, the appointment of Mr. Friedman as the new Chairman and Chief Executive Officer, the recruitment of a new President, and the necessary restructuring of the business to position the Company for the future. It became a high priority of the entire Board to pursue two major objectives simultaneously: (1) to secure a long-term agreement with the new Chief Executive Officer, and (2) to develop an aggressive executive and key employee compensation program for the remainder of the senior management.

     The Board engaged the professional services of an outside consultant to review the existing compensation programs and to assist in developing the desired program. The consultant found that while some of the executive salaries were within a competitive range, the executive bonus opportunities were below the level that would be considered appropriate. The consultant further reported that the long-term compensation portion of the program should have been a more balanced combination of performance units, performance shares and stock options instead of relying solely on stock options for long-term incentive as the Company had done in the past.

     The Board directed its Compensation Committee, consisting of Messrs. Cirillo, DiFazio and Luzzi (none of whom is an officer or employee of the Company), to work with that consultant and to develop and adopt a total compensation program focused on maximizing shareholder value. At its meeting in December 1998, the Compensation Committee adopted the substantive compensation provisions of a new five-year employment agreement to be entered into with Mr. Friedman as well as the 1998 Total Compensation Program for Key Employees for other senior management. These actions were based on the recommendation of the outside consultant and an internal review of the Chief Executive Officer's recommendations regarding participation and appropriate grants of units, shares and options. Grants effecting the Chief Executive Officer's recommendations, as adopted by the Compensation Committee were awarded in December 1998, March 1999 and June 1999.

     A proposal requiring stockholder approval of the employment agreement with Mr. Friedman was included in the Company's Proxy Statement with respect to its 1999 Annual Meeting of Stockholders (see "Employment Agreements" below). Such proposal was withdrawn by the Board of Directors and was not approved. In addition, the Total Compensation Program required certain changes to, and additional authorized shares under, the Company's 1996 Amended and Restated Stock Incentive Plan (the "Plan"). A proposal requesting stockholder approval of the relevant amendments to the Plan was approved by the stockholders at the 1999 Annual Meeting of Stockholders.

Compensation Philosophy and Elements

     The Compensation Committee adheres to four principles in discharging its responsibilities, which have been applied through its adoption in December 1998 of the 1998 Total Compensation Program for Key Employees ("Program"). First, the majority of the annual bonus and long-term compensation for management and key employees should be in large part at risk, with actual compensation levels corresponding to the Company's actual financial performance. Second, over time, incentive compensation of the Company's executives should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation and equity ownership expectations should be used on an increasing basis to provide management with clear and distinct links to shareholder interests. Fourth, the overall compensation programs should be structured to ensure the Company's ability to attract, retain, motivate, and reward those individuals who are best suited to achieving the desired performance results, both long and short-term, while taking into account the duties and responsibilities of the individual.

     The Program provides the Compensation Committee with the discretion to pay cash bonuses and grant (i) performance unit payable in cash upon achievement of certain performance criteria established by the Compensation Committee, (ii) performance shares which are subject to restrictions on transfer and encumbrance for a specified period of time, but which restrictions may lapse early upon achievement of certain performance criteria established by the Compensation Committee and (iii) both non-qualified and incentive stock options.

     The Program provides management and employees with the opportunity for significant cash bonuses and long-term rewards if the corporate, department and individual objectives are achieved. Specifically, the key executives, may receive significant bonuses if the Company's aggressive annual financial profit plan and individual objectives are achieved. The maximum amount payable in any given year to any one individual under the cash bonus and performance unit portions of the Program is $1,000,000. Any amounts in excess of such threshold will be deferred to later years. These outside limits are not expected awards but are set pursuant to regulations concerning "performance-based" compensation plans in Code Section 162(m) to enable the Compensation Committee "negative discretion" in determining the actual bonus or performance unit awards.

Compensation of the Chief Executive Officer

     In considering the appropriate salary, bonus opportunity, and long-term incentive for the current Chief Executive Officer, the Compensation Committee considered his unique role during 1998 and 1999 and his expected role over the next four years. The Compensation Committee determined that in a very real sense, the Company would have faced extreme difficulty in 1998 and 1999, were it not for the fact that Mr. Friedman accepted the challenge to replace both the former Vice-Chairman and the former Chairman and Chief Executive Officer and give the investment community and the Company's stockholders reassurance that the Company would overcome the problems faced in its primary market. The Board further determined that Mr. Friedman's demonstrated commitment through the purchase of a large block of stock, his active and effective involvement in restructuring the business, and his recruitment and leadership of an aggressive team were assets that should be protected by the Company. The Committee's negotiation of a new, performance-driven, five year agreement was based on this recognition of his key role in maximizing future shareholder value.

     New employment agreements have also been entered into with the Vice President and General Counsel and Chief Financial Officer reflecting their participation in the new Program. The President and Chief Operating Officer was recruited in May 1998 and his employment agreement was negotiated at that time and is described, along with his participation in the Program, in "Employment Agreements" below.

Code Section 162(m)

     The Chief Executive Officer's total compensation package under his new employment agreement is believed to qualify as "performance-based" compensation with the meaning of Code Section 162(m). The Total Compensation Program was adopted by a Compensation Committee composed entirely of outside directors and Mr. Friedman's agreement was approved by the entire Board of Directors. In order to qualify for favorable treatment under Code Section 162(m), Mr. Friedman's amended Employment Agreement was structured such that he will not receive cash compensation in excess of $1,000,000 in any one year under the cash bonus portion of the Program. The performance units, performance shares and stock options (other than Mr. Yablon's, as discussed above) for all persons were granted from shares authorized under the plan, but the form of the awards required certain amendments to the Plan and authorization of additional shares, which were approved by the stockholders at the 1999 Annual Meeting of Stockholders.



                             MIM CORPORATION COMPENSATION COMMITTEE

                                     Richard A. Cirillo
                                     Louis DiFazio, Ph.D.
                                     Louis A. Luzzi, Ph.D.
Employment Agreements

    In December 1998, Mr. Friedman entered in to an employment agreement with the Company (the "1998 Agreement"). The 1998 Agreement did not receive the required stockholder approval at the Company's 1999 Annual Meeting of Stockholders. Under the 1998 Agreement, Mr. Friedman was granted options to purchase 800,000 shares of Common Stock at an exercise price of $4.50 per share (the market price on December 2, 1998, the date of grant), 200,000 performance units and 300,000 restricted shares. Such grants were canceled upon the failure to obtain stockholder approval. Based upon the recommendations of the Compensation Committee, the 1998 Agreement was amended on October 11, 1999 (the 1998 Agreements as amended, the "Amended Agreement"). The Amended Agreement provides for Mr. Friedman's employment as the Chairman and Chief Executive Officer for a term of employment through November 30, 2003 (unless earlier terminated) at an initial base annual salary of $425,000. Mr. Friedman is entitled to receive certain fringe benefits, including an automobile allowance, and is also eligible to participate in the Company's executive bonus program. Under the Amended Agreement, Mr. Friedman was granted incentive stock options to purchase 42,194 shares of Common Stock at an exercise price of $2.37 per share and non-qualified stock options to purchase 207,806 shares of Common Stock at an exercise price of $2.16 (the market price on October 8, 1999, the date of grant) and 200,000 performance units. See "Long Term Incentive Plan - Awards in Last Fiscal Year" above for a description of the terms and conditions applicable to the performance units.

    If Mr. Friedman's employment is terminated early due to his death or disability, (i) all vested options may be exercised by his estate for one year following termination, (ii) all performance units shall vest and become immediately payable at the accrued value measured at the end of the fiscal year following his termination; provided, however, that should Mr. Friedman remain disabled for six months following his termination for disability, he shall also be entitled to receive for a period of two years following termination, his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled. If Mr. Friedman's employment is terminated early by the Company without cause, (i) Mr. Friedman shall be entitled to receive, for the longer of two years following termination or the period remaining in his term of employment under the agreement, his annual salary at the time of termination (less the net proceeds of any long term disability or workers' compensation benefits) and continuing coverage under all benefit plans and programs to which he was previously entitled, (ii) all unvested options shall become vested in any other pension or deferred compensation plans, and (iii) any performance units to which he would have been entitled at the time of his termination shall become vested and immediately payable at the then applicable target rate. If the Company terminates Mr. Friedman for cause, he shall be entitled to receive only salary, bonus and other benefits earned and accrued through the date of termination. If Mr. Friedman terminates his employment for good reason, (i) Mr. Friedman shall be entitled to receive, for a period of two years following termination, his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled, (ii) all unvested options shall become vested and immediately exercisable in accordance with the terms of the options and Mr. Friedman shall become vested in any other pension or deferred compensation plans, and (iii) all performance units granted to Mr. Friedman shall become vested and immediately payable at the then applicable maximum rate. Upon the company undergoing certain specified changes of control which result in his termination by the Company or a material reduction in his duties, (i) Mr. Friedman shall be entitled to receive, for the longer of three years following termination or the period remaining in his term of employment under the agreement, his annual salary at the time of termination and continuing coverage under all benefits plans and programs to which he was previously entitled, (ii) all unvested options shall become vested and immediately exercisable in accordance with the terms of the options and Mr. Friedman shall become vested in any other pension or deferred compensation plans, and (iii) all performance units granted to Mr. Friedman shall become vested and immediately payable at the then applicable maximum rate; provided that if the change of control is approved by two-thirds of the Board of Directors, the performance units shall become vested and payable at the accrued value measured at the prior fiscal year end.

    During the term of employment and for one year following the later of his termination or his receipt of severance payments, Mr. Friedman may not directly or indirectly (other than with the Company) participate in the United States in any pharmacy benefit management business or other business which is at any time a material part of the Company's overall business. Similarly, for a period of two years following termination, Mr. Friedman may not solicit or otherwise interfere with the Company's relationship with any present or former employee or customer of the Company.

    In April 1998, Mr. Yablon entered into an employment agreement with the Company which provides for his employment as the Company's President and Chief Operating Officer for a term of employment through April 30, 2001 (unless earlier terminated) at an initial base annual salary of $325,000. Under the agreement, Mr. Yablon is entitled to receive certain fringe benefits, including automobile and life insurance allowances and is also eligible to participate in the Company's executive bonus program. Under the agreement, Mr. Yablon was granted options to purchase 1,000,000 shares of Common Stock at an exercise price of $4.50 (the market price on the date of grant). Options with respect to 500,000 shares vested immediately and the remaining options vest in two equal installments on the first two anniversary dates of the date of grant. See "Long Term Incentive Plan - Awards in Last Fiscal Year" above for a description of certain grants of performance units and restricted shares to Mr. Yablon in June 1999 and a summary of the terms and conditions applicable to the performance units and restricted shares. If Mr. Yablon's employment is terminated early due to disability, or by the Company without cause, or by Mr. Yablon with cause, the Company is obligated to continue to pay his salary and fringe benefits for one year following such termination. Upon termination, Mr. Yablon is entitled to substantially the same entitlements as described above with respect to performance units as Mr. Friedman. In addition, Mr. Yablon's restricted shares shall vest and become immediately transferable without restriction upon the occurrence of the following termination events: (i) Mr. Yablon is terminated early by the Company without cause, (ii) Mr. Yablon terminates his employment for good reason, or (iii) after certain changes of control of the Company which results in Mr. Yablon's termination by the Company or a material reduction of his duties with the Company. During the term of employment and for one year after the later of the termination of employment or severance payments, Mr. Yablon is subject to substantially the same restrictions on competition as described above with respect to Mr. Friedman.

    In March 1999, Mr. Posner entered into an employment agreement with the Company which provides for his employment as the Company's Vice President and General Counsel for a term of employment through February 28, 2004 (unless earlier terminated) at an initial base annual salary of $230,000. Under the agreement, Mr. Posner is entitled to receive certain fringe benefits, including an automobile allowance, and is also eligible to participate in the Company's executive bonus program. Under the agreement, Mr. Posner was granted options to purchase 100,000 shares of Common Stock at an exercise price of $4.50 (the market price on December 2, 1998, the date of grant). The options vest in three equal installments on the first three anniversaries of the date of grant. See "Long Term Incentive Plan - Awards in Last Fiscal Year" above for a description of certain grants of performance units and restricted shares to Mr. Posner in March 1999 and a summary of the terms and conditions applicable to the performance units and restricted shares. Upon termination, Mr. Posner is entitled to substantially the same entitlements as described above as Mr. Friedman. In addition, Mr. Posner's restricted shares shall vest and become immediately transferable without restriction upon the occurrence of the following termination events: (i) Mr. Posner is terminated early by the Company without cause, (ii) Mr. Posner terminates his employment for good reason, or
(iii) after certain changes of control of the Company which results in Mr. Posner's termination by the Company or a material reduction of his duties with the Company. In addition, Mr. Posner is subject to the same restrictions on competition and non-interference as described above with respect to Mr. Friedman.

    In March 1999, Mr. Sitar entered into an employment agreement with the Company, which provides for his employment as Chief Financial Officer for a term of employment through February 28, 2004 (unless earlier terminated) at an initial base annual salary of $180,000. Under the agreement, Mr. Sitar is entitled to receive certain fringe benefits, including an automobile allowance, and is also eligible to participate in the Company's executive bonus program. Under the agreement, Mr. Sitar was granted options to purchase 50,000 shares of Common Stock at an exercise price of $4.50 (the market price on the date of grant). The options vest in three equal installments on the first three anniversaries of the date of grant. See "Long Term Incentive Plan - Awards in Last Fiscal Year" above for a description of certain grants of performance units and restricted shares to Mr. Sitar in March 1999 and a summary of the terms and conditions applicable to the performance units and restricted shares. Under the agreement, upon termination, Mr. Sitar is entitled to substantially the same entitlements as described above with respect to Messrs. Friedman and Posner. In addition, Mr. Sitar is subject to the same restrictions on competition and non-interference as described above with respect to Mr. Friedman.

     In February 1999, Mr. Bomar entered in to an employment letter agreement with the Company which provides for his employment as President - Sales and Marketing until terminated by the Company or Mr. Bomar at an initial base annual salary of $180,000. Under the agreement, Mr. Bomar is entitled to receive certain fringe benefits, including automobile and life insurance allowances and is also eligible to participate in the Company's executive bonus program. Under the agreement, Mr. Bomar was granted options to purchase 75,000 shares of Common Stock at an exercise price of $2.59 per share (the market price on the date of grant). The options vest in three equal installments on the first three anniversaries of the date of grant. See "Long Term Incentive Plan - Awards in Last Fiscal Year" above for a description of certain grants of performance units and restricted shares to Mr. Bomar in June 1999 and a summary of the terms and conditions applicable to the performance units and restricted shares. Under the agreement, if, within three months following certain changes of control, Mr. Bomar is terminated by the Company or Mr. Bomar elects to terminate his employment due to a material reduction in his duties with the Company, he is entitled to receive an amount equal to six months salary and all outstanding unvested options held by Mr. Bomar shall become immediately exercisable. In addition, in the event that Mr. Bomar is terminated without cause or terminates his employment for good reason following a change of control of the Company, (i) all performance units granted to Mr. Bomar shall become vested and immediately payable at the then applicable maximum rate and (ii) all restricted shares issued to Mr. Bomar shall vest and become immediately payable. In addition. Mr. Bomar is subject to the same restrictions on competition and non-interference as described above with respect to Mr. Friedman.

Stockholder Return Performance Graph

    The Company's Common Stock first commenced trading on the Nasdaq on August 15, 1996, in connection with the Company's Offering. The graph set forth below compares, for the period of August 15, 1996 through December 31, 1999 (and through March 3, 2000 for the Company), the total cumulative return to holders of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index.

                COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
          AMONG MIM CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ HEALTH SERVICES INDEX

             [LINE GRAPH REPRESENTING THE FOLLOWING HAS BEEN OMITTED]

                            DOLLARS
MIM CORPORATION               100   112     38   49    111    75     37   31    37    24    26   18    19    16    19           60
NASDAQ STOCK MARKET (U.S.)    100   108    114  107    127   148    139  163   167   151   196  219   240   245   354    344
NASDAQ HEALTH SERVICES        100   104     92   86     96   105     94  103    94    71    81   71    89    66    66     65
                          8/15/96  9/96   12/96 3/97  6/97  9/97  12/97  3/98 6/98  9/98  12/98 3/99 6/99  9/99  12/99  1/00 3/3/00


*$100 invested on 8/15/96 in stock or index-including reinvestment of dividends, fiscal year ending December 31.


Certain Relationships and Related Transactions

    In April 1999, the Company loaned to Mr. Friedman, its Chairman and Chief Executive Officer, $1.7 million evidenced by a promissory note secured by a pledge of 1.5 million shares of the Company's Common Stock. The note requires repayment of principal and interest by March 31, 2004. Interest accrues monthly at the "Prime Rate" (as defined in the note) then in effect. The loan was approved by the Company's Board of Directors in order to provide funds with which such executive officer could pay the Federal and state tax liability associated with the exercise of stock options representing 1.5 million shares of the Company's Common Stock in January 1998.

    At December 31, 1999, Alchemie Properties, LLC, a Rhode Island limited liability company of which Mr. E. David Corvese, the brother of Russel J. Corvese, is the manager and principal owner ("Alchemie"), was indebted to the Company in the amount of $280,629 represented a loan received from the Company in 1994 in the original principal amount of $299,000. The loan bear interest at a 10% per annum, with interest payable monthly and principal payable in full on or before December 1, 2004, and secured by a lien on

Alchemie's rental income from the Company at one of its facilities.

    During 1999, the Company paid $55,500 in rent to Alchemie pursuant to a ten-year lease entered into in December 1994 for approximately 7,200 square feet of office space in Peace Dale, Rhode Island.

    At December 31, 1999, MIM Holdings was indebted to the Company in the amount of $456,000 respecting loans received from the Company during 1995 in the aggregate principal amount of $1,078,000. The Company holds a $456,000 promissory note from MIM Holdings due March 31, 2001 that bears interest at 10% per annum. Interest generally is payable quarterly, although in December 1996 the note was amended to extend the due date to September 30, 1997, for all interest accruing from January 1, 1996, to said date. This note is guaranteed by Mr. E. David Corvese. The remaining $622,000 of indebtedness will not be repaid and was recorded as a stockholder distribution during the first half of 1996.

    Effective March 31, 1998, Mr. E. David Corvese terminated his employment and resigned all of his positions with the Company and agreed not to stand for election to the Board at the 1998 Annual Meeting of Stockholders. Pursuant to a Separation Agreement dated March 31, 1998, the Company agreed to pay Mr. Corvese an aggregate of $325,000 in 12 equal monthly installments and to continue to provide Mr. Corvese and his dependents with medical and dental insurance coverage for those 12 months. Under the Separation Agreement, Mr. Corvese is restricted from competing with the company or soliciting its employees or customers for one year from the last day he received severance payments from the Company. During 1999, the Company paid Mr. Corvese a total of $91,250 in severance. These payments and benefits terminated on March 31, 1999.

    In connection with the Continental acquisition in August 1998, the three largest shareholders of Continental ("Continental Shareholders"), including Mr. Michael Erlenbach, a former beneficial owner of greater than 10% of the Company Common Stock, entered into an indemnification agreement with the Company, whereby the Continental Shareholders, severally and not jointly, agreed to indemnify and hold the Company harmless from and against certain claims threatened against Continental. Under the agreement, the Continental Shareholders are responsible for all amounts payable in connection with the threatened claims over and above $100,000. The indemnification obligations of the Continental Shareholders terminated on December 31, 1999, except with respect to certain indemnifiable claims that the Company previously notified them. In addition, the Continental Shareholders entered into a pledge agreement with the Company, whereby they granted the Company security interests in an aggregate of 487,453 shares (in proportion to their respective ownership percentages) of Common Stock received by them in connection with the Continental acquisition in order to secure their respective obligations under the indemnification agreement. In December 1999, the Company notified the Continental Shareholders of the existence of certain potential indemnifiable claims by the Company against the Continental Shareholders.

     On February 9, 1999, the Company entered into an agreement with Mr. E. David Corvese to purchase, in a private transaction not reported on NASDAQ, 100,000 shares of Common Stock from Mr. E. David Corvese at $3.375 per share. The last sale price per share of the Common Stock on February 9, 1999, was $3.50.

    As discussed above, under Section 145 of the Delaware General Corporation Law and the Company's By-Laws, under certain circumstances the Company may be obligated to indemnify Mr. E. David Corvese as well as Michael J. Ryan, a former officer of one of the Company's subsidiaries, in connection with their respective involvement in the Federal and State of Tennessee investigation of which they are the subject. In addition, until the Board determines as to whether or not either or both Messrs. Corvese and Ryan are so entitled to indemnification, the Company is obligated under Section 145 and its By-Laws to advance the costs of defense to such persons; however, if the Board determines that either or both of these former officers are not entitled to indemnification, such individuals would be obligated to reimburse the Company for all amounts so advanced. During 1999, the Company advanced $1,120,971 for Messrs. Corvese and Ryan's and legal costs, in connection with the matter. The Company is not presently in a position to assess the likelihood that either or both of these former officers will be entitled to such indemnification and advancement of defense costs or to estimate the total amount that it may have to pay in connection with such obligations or the time period over which such amounts may have to be advanced. No assurance can be given, however, that the Company's obligations to either or both of these former officers would not have a material adverse effect on the Company's results of operations or financial condition.

Section 16 (a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires directors and officers of the Company and persons, or "groups" of persons, who own more than 10% of a registered class of the Company's equity securities (collectively, "Covered Persons") to file with the Commission and NASDAQ within specified time periods, initial reports of beneficial ownership, and subsequent reports of changes in ownership, of certain equity securities of the Company. Based solely on its review of copies of such reports furnished to it and upon written representations of Covered Persons that no other reports were required, other than as described below, the Company believes that all such filing requirements applicable to Covered Persons with respect to all reporting periods through the end of fiscal 1999 have been complied with on a timely basis except for the following: Mr. E. David Corvese, a former 10% beneficial owner, failed to file timely one Statement of Changes in Beneficial Ownership on Form 4 reporting one transaction. Richard Friedman failed to timely file one Annual Statement of Changes in Beneficial Ownership on Form 5 covering fiscal 1998 reporting one transaction which occurred in 1998. Each of Barry Posner and Edward J. Sitar, failed to timely file one Annual Statement of Changes in Beneficial Ownership on Form 5 covering fiscal 1998 reporting two transactions which occurred in December 1998. Recie Bomar failed to timely file one Initial Statement of Beneficial Ownership on Form 3 reporting his initial beneficial ownership upon becoming an executive officer.

Independent Auditors

    Arthur Anderson LLP served as the Company's independent public accountants for fiscal 1999 and have been appointed by the Auditing Committee and the Board of Directors to serve again in such capacity for fiscal 2000.

    A representative of Arthur Anderson LLP is expected to be present at the Meeting and available to respond to appropriate questions. The representative also will have the opportunity to make a statement if he or she so desires.

Solicitation of Proxies

    The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, by mail, telephone or otherwise, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Stockholder Proposals

    In order to be eligible for inclusion in the Company's proxy material for the 2001 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable Commission rules and regulations, must be directed to the Secretary of the Company at its principal executive offices set forth on the cover page of this Proxy Statement, and must be received by the Company not later than February 2, 2001. In addition, if a stockholder fails to provide the Company notice of any stockholder proposal on or before the 60th day prior to the date of the 2001 Annual Meeting of Stockholders, then the persons appointed as proxies by the Company will be entitled to use their discretionary voting authority if such stockholder proposal is raised at the Annual Meeting of Stockholders without any discussion of the matter in the proxy statement relating to the 2001 Annual Meeting.

Miscellaneous

    A copy of the Company's 1999 Annual Report to Stockholders is enclosed but is not to be regarded as proxy solicitation material.